Filed pursuant to Rule 424(b)(3)

Registration No. 333-282942

21SHARES XRP ETF

SUPPLEMENT NO. 4 DATED JULY 7, 2026

TO THE PROSPECTUS DATED DECEMBER 10, 2025

This prospectus supplement (this “Supplement”) is part of and should be read in conjunction with the prospectus of 21Shares XRP ETF (the “Trust”), dated December 10, 2025 (the “Prospectus”). Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as in the Prospectus.

The purpose of this Supplement is to include the Trust’s Current Report on Form 8-K filed on July 7, 2026.

Current Report on Form 8-K

On July 7, 2026, the Trust filed its Current Report on Form 8-K (the “Report”) with the Securities and Exchange Commission. The Report (without exhibits) is attached to this Supplement.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 30, 2026

21SHARES XRP ETF

(Exact name of registrant as specified in its charter)

Delaware	001-42966	33-6479139
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

158 W. 27th Street
New York, New York	10001
(Address of principal executive offices)	(zip code)

Registrant’s telephone number, including area code: (646) 370-6016

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Shares of Beneficial Interest of 21Shares XRP ETF	TOXR	Cboe BZX Exchange, Inc.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.02 Termination of a Material Definitive Agreement.

Benchmark Licensing Agreements

On June 30, 2026, 21Shares US LLC (the “Sponsor”) provided notice to CF Benchmarks Ltd. (“CF Benchmarks”) of the termination, effective August 31, 2026, of the licensing agreement (the “Pricing Benchmark Licensing Agreement”) between the Sponsor and CF Benchmarks relating to the use of the CME CF XRP—Dollar Reference Rate — New York Variant (the “Pricing Benchmark”) by the Sponsor, 21Shares XRP ETF (the “Trust”), and their affiliates. Pursuant to the Pricing Benchmark Licensing Agreement, CF Benchmarks provides each of the Sponsor, the Trust, and their affiliates a non-exclusive, non-transferable, non-sub-licensable, perpetual, worldwide license to access, view and use the Pricing Benchmark to develop, create, calculate, settle, maintain or support and market the Trust, with the Trust using the Pricing Benchmark pursuant to a sub-licensing arrangement with the Sponsor. The Pricing Benchmark Licensing Agreement has a one-year initial term and automatically renews for successive one-year periods unless terminated pursuant to its terms. The Pricing Benchmark is calculated and administered by CF Benchmarks and is used to value the Trust’s shares on a daily basis and to calculate the Trust’s net asset value. CF Benchmarks is unaffiliated with the Sponsor. The Sponsor has elected to terminate the Pricing Benchmark Licensing Agreement pursuant to its terms in connection with its broader transition to a new benchmark provider, as further described below.

The Sponsor intends to enter into a licensing agreement with FTSE International Limited (“FTSE”) on or about August 24, 2026 whereby FTSE will provide each of the Sponsor, the Trust, and their affiliates a non-exclusive, non-transferable, non-sub-licensable, perpetual, worldwide license to access, view and use FTSE index data to develop, create, calculate, settle, maintain or support and market the Trust. Such license is expected to have a one-year initial term and will automatically be renewed for successive one-year periods, unless terminated pursuant to its terms.

FTSE is a company incorporated and registered in England, and its principal offices are located at 10 Paternoster Square, London, EC4M 7LS, United Kingdom. FTSE is experienced in calculating and administering digital asset indices. FTSE is unaffiliated with the Sponsor.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 7, 2026	21SHARES XRP ETF

21Shares US LLC, as Sponsor of 21Shares XRP ETF

	By:	/s/ Duncan Moir
	Name:	Duncan Moir
	Title:	President

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